Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form S-8 No. 333-188459) pertaining to the Amended and Restated 2007 Equity Incentive Plan of Och-Ziff Capital Management Group LLC, and

2.	Registration Statement (Form S-8 No. 333-188461) pertaining to the 2013 Incentive Plan of Och-Ziff Capital Management Group LLC;
of our reports dated February 23, 2015, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Och-Ziff Capital Management Group LLC included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP
New York, New York
February 23, 2015